Camden National Corporation **FIRST QUARTER REPORT – 2013**

Dear Fellow Shareholders:

Our first quarter 2013 activities reflect our commitment to improve Camden National Corporation's position for the future. We believe that in order to protect the long-term value of our organization, it is important to pursue and implement strategies that balance the demands of increased costs brought on by a plethora of new regulations, changing customer behaviors, and a weak economic environment.

One of our primary strategies is to focus on revenue growth while increasing our market share. The October 2012 acquisition of 14 branches in the Bangor, Augusta, and Lewiston markets rewarded us with instant access to new customers in economically-vital regions of Maine. While our first quarter financial results reflect the additional costs of the expanded branch network, we are beginning to see the benefits of this strategy with a strong loan pipeline and a significantly increased market position. For new mortgages, we now claim the second-largest market share in Penobscot County, fourth in Androscoggin County and fifth in Kennebec County compared to positions of less than twelfth a year ago in these markets.

Other strategies to strengthen the franchise are more challenging. We recently announced the closure of three branch locations: Kennebunk Hannaford, Stratton and Phillips — all difficult decisions to make. Nationally, bank branches are challenged by decreased transactions due to changing customer behaviors and higher operating costs driven by rising costs of compliance and security. Unfortunately, our branches are not immune to the impact of these factors. We prudently researched each situation and continue to seek alternatives to help the communities meet their banking needs.

Our first quarter 2013 financial results reflect the impact of the branch acquisition with total assets increasing by $251.7 million or 11%, from the first quarter of 2012, reflecting the deployment of cash from the acquired deposits into investment securities and loans. We reported net income of $5.7 million, or earnings per diluted share of $0.74 for the first quarter of 2013, compared to $6.6 million, or $0.86, for the same period in 2012. Earnings reflect the impact of costs associated with the newly-acquired branches and the ramping up of loan volumes in these new locations. This performance meets our expectations.

Our asset quality has consistently been favorable to our national peer group and we are pleased to report an improvement in several key indicators during the quarter resulting in a lower loan loss provision. Annualized net loan charge-offs dropped to 0.09% of average loans, compared to 0.24% over the previous quarter, and our non-accrual loans of $21.6 million were at the lowest level in five quarters.

The Board of Directors increased the quarterly dividend by $0.02 per share to $0.27, representing an 8% increase. This decision reflects both our commitment to shareholders as well as our belief in our organization's ability to produce the capital necessary to sustain growth and adhere to the changing regulatory environment. We expect new regulatory capital guidelines to be issued this year as well as several new regulations which will impact our business. In preparation for these events, we constantly search and execute new strategies to protect your investment in Camden National Corporation. We appreciate your support.

Sincerely,

Gregory A. Dufour

Gregory A. Dufour
President and Chief Executive Officer

Camden National Corporation

FINANCIAL HIGHLIGHTS (unaudited)

(Dollars in thousands, except per share data)	Three Months Ended March 31, 2013	2012
Earnings and Dividends		
Net interest income	$ 19,168	$ 18,371
Provision for credit losses	674	1,005
Non-interest income	6,336	5,228
Non-interest expense	16,500	12,919
Income before taxes	8,330	9,675
Income taxes	2,668	3,092
Net income	5,662	6,583
Diluted earnings per share	$ 0.74	$ 0.86
Cash dividends declared per share	0.27	0.25
Performance Ratios		
Return on average equity	9.81%	12.01%
Return on average assets	0.90%	1.15%
Net interest margin	3.27%	3.48%
Efficiency ratio	63.88%	54.43%
Balance Sheet (end of period)		
Investments	$ 823,344	$ 647,522
Loans and loans held for sale	1,579,775	1,525,325
Allowance for loan losses	23,369	23,010
Total assets	2,590,817	2,339,158
Deposits	1,951,785	1,555,748
Borrowings	366,219	519,979
Shareholders' equity	235,575	223,658
Book Value per Share and Capital Ratios		
Book value per share	$ 30.85	$ 29.10
Tangible book value per share	23.91	23.28
Tier 1 leverage capital ratio	8.95%	9.70%
Total risk-based capital ratio	15.60%	16.16%
Asset Quality		
Allowance for credit losses to total loans	1.48%	1.51%
Net charge-offs to average loans (annualized)	0.09%	0.26%
Non-performing loans to total loans	1.72%	1.79%
Non-performing assets to total assets	1.12%	1.25%


RETURN ON AVERAGE EQUITY
15%
10%
5%
0%
2009
2010
2011
2012
3/31/13 Annualized
Peer Group


NET CHARGE-OFFS TO AVERAGE LOANS
0.6%
0.4%
0.2%
0.0%
2009
2010
2011
2012
3/31/13 Annualized
Peer Group


DIVIDENDS PER SHARE
$2.00
$1.50
$1.00
$0.50
$0.00
2009
2010
2011
2012
3/31/13 Annualized

Peer group based on Bank Holding Company Performance Report as of December 31, 2012 comprised of 351 Bank Holding Companies with consolidated assets between $1 and $3 billion.

A complete set of financial statements for Camden National Corporation may be obtained upon written request to Camden National Corporation, P.O. Box 310, Camden, Maine 04843.